EXHIBIT 99.1

j2 Global Names Two Additional Independent Directors

Stephen Ross and W. Brian Kretzmer Join Board

LOS ANGELES, Calif., July 30, 2007 — j2 Global Communications, Inc. (NASDAQGS: JCOM), today announced the appointments of William Brian Kretzmer and Stephen Ross to its Board of Directors.  Messrs. Kretzmer’s and Ross’s terms on the Board began on Tuesday, July 24th, and will continue until j2 Global’s annual meeting of stockholders in 2008.  Mr. Kretzmer will serve on the Board’s Audit and Corporate Governance Committees and Mr. Ross will serve on Board’s Audit and Investor Relations Committees.

“We are delighted that Stephen and Brian have joined j2 Global’s Board,” said Richard Ressler, j2 Global’s Chairman of the Board. “We are excited to have the addition of two strong independent directors to our Board and anticipate that their extensive financial and operational experience will be of great value to j2 Global.”

Mr. Kretzmer is currently an investor in several private firms where he serves in multiple capacities.  From 1999 to 2006, he was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations.  He also served as Chief Financial Officer of MAI Systems Corporation from 1999 to 2000.

Mr. Ross is currently consulting for the entertainment and related industries. From 1989 to 2001 he was employed by Warner Bros as Executive Vice President, Special Projects. Mr. Ross also serves as a director of Grill Concepts, Inc., a restaurant company.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans greater than 2,800 cities in 40 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX®, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®, PaperMaster®, Consensus™, M4 Internet® and Protofax®. As of December 31, 2006, j2 Global had achieved 11 consecutive fiscal years of revenue growth and 5 consecutive fiscal years of positive and growing operating earnings. For more information about j2 Global, please visit http://www.j2global.com.
The j2 Global Communications, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3907

Contact:
j2 Global Communications, Inc.
Jeff Adelman
323-372-3617
press@j2global.com

Comm Strategies
Kari Garcia
949-459-9696, ext. 244
pr@commstrategies.com